EXHIBIT 10.7

ICAGEN, INC.

Summary of 2007 Bonus Targets

Executive Officer 2007 Bonus Targets

Executive Officer	Bonus Targets for 2007

P. Kay Wagoner, Ph.D., Chief Executive Officer and President	Up to 30% of base salary

Richard D. Katz, M.D., Senior Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer	Up to 30% of base salary

Edward P. Gray, J.D., Senior Vice President, Intellectual Property, Chief Patent Counsel and Secretary	Up to 30% of base salary

Seth V. Hetherington, Senior Vice President, Clinical and Regulatory Affairs	Up to 30% of base salary

Target bonuses for Dr. Wagoner, Dr. Katz, Mr. Gray and Dr. Hetherington for 2007 will be based on the achievement of specified corporate performance objectives and, in the case of Dr. Wagoner, individual performance objectives. The corporate performance objectives include progression of preclinical and clinical development programs, increasing awareness of Icagen within the investment community, achievement of corporate and business development objectives, timely, effective and efficient completion of public company reporting obligations, completing and maintaining policies and procedures for internal controls and compliance obligations and further developing the Company’s intellectual property portfolio to build value in a cost-effective manner. 80% of Dr. Wagoner’s target bonus will be based on corporate performance objectives as described above and 20% of her target bonus will be based on individual performance objectives. Dr. Wagoner’s individual performance objectives include strengthening Icagen’s management team, especially in the areas of research and development and general and administrative, and assisting the Nominating/Corporate Governance Committee in the continual development of high performance standards for Icagen’s board of directors and its committees.